UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Black Hills Corporation
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BLACK HILLS CORPORATION

Notice of 2007
Annual Meeting of Shareholders
and Proxy Statement

BLACK HILLS CORPORATION

625 Ninth Street
Rapid City, South Dakota 57701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 22, 2007

April 10, 2007

Dear Shareholder:

You are invited to attend the annual meeting of shareholders of Black Hills Corporation to be held on Tuesday, May 22, 2007 at 9:30 a.m., local time, at The Journey Museum, 222 New York Street, Rapid City, South Dakota. The purpose of our annual meeting is to consider and take action on the following:

1.                Election of three directors in Class I:  Jack W. Eugster, Gary L. Pechota and Thomas J. Zeller.

2.                Ratification of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year 2007.

3.                Any other business that properly comes before the annual meeting.

The enclosed proxy statement discusses the important matters to be considered at this year’s meeting. Our common shareholders of record as of April 3, 2007 can vote at the annual meeting.

Your vote is very important. You may vote your shares by telephone, by the Internet or by returning the enclosed proxy. If you own shares of common stock other than the shares shown on the enclosed proxy, you will receive a proxy in a separate envelope for each such holding. Please vote each proxy received. To make sure that your vote is counted if voting by mail, you should allow enough time for the postal service to deliver your proxy before the meeting.

Sincerely,

ROXANN R. BASHAM
Vice President—Governance and Corporate Secretary

BLACK HILLS CORPORATION

625 Ninth Street
Rapid City, South Dakota 57701

PROXY STATEMENT

A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation, to be voted at the annual meeting of our shareholders to be held Tuesday, May 22, 2007, and at any adjournment of the annual meeting.

The enclosed form of proxy, when executed and returned, will be voted as set forth therein. Any shareholder signing a proxy has the power to revoke the proxy in writing, addressed to our secretary, or in person at the meeting at any time before the proxy is exercised.

We will bear all costs of the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, fax, or in person. We have retained Georgeson Inc. to assist us in the solicitation of proxies at an anticipated cost of $6,000 plus out-of-pocket expenses. Also, we will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy materials to the beneficial owners of stock.

This proxy statement and the accompanying form of proxy are to be first mailed on or about April 10, 2007. Our 2006 annual report to shareholders is being mailed to shareholders with this proxy statement.

VOTING RIGHTS AND PRINCIPAL HOLDERS

Only our shareholders of record at the close of business on April 3, 2007, will be entitled to vote at the meeting. Our outstanding voting stock as of such record date consisted of 37,664,110 shares of our common stock.

Each outstanding share of our common stock is entitled to one vote. Cumulative voting is permitted in the election of our Board of Directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING PROCESS

Q:             Who is soliciting my proxy?

A:               The Board of Directors of Black Hills Corporation.

Q:             Where and when is the annual meeting?

A:               9:30 a.m., local time, May 22, 2007 at The Journey Museum, 222 New York Street, Rapid City, South Dakota.

Q:             What am I voting on?

A:               •  Election of three directors in Class I:  Jack W. Eugster, Gary L. Pechota and Thomas J. Zeller.

•       Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

Q:             Who can vote?

A:               Holders of our common stock as of the close of business on the record date, April 3, 2007, can vote at our annual meeting. Each share of our common stock gets one vote. Cumulative voting is permitted in the election of directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

Q:             How do I vote?

A:               There are three ways to vote by proxy:

•       by calling the toll free telephone number on the enclosed proxy;

•       by using the Internet; or

•       by returning the enclosed proxy in the envelope provided.

You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. If this is the case, you will need to follow their instructions.

If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for directors. You can also specify whether you approve, disapprove or abstain from the other proposal.

If you do not mark any sections, your proxy card will be voted:

•       in favor of the election of the directors named in Item 1; and

•       in favor of Item 2.

You have the right to revoke your proxy any time before the meeting by:

•       entering a new vote by telephone or Internet;

•       notifying our secretary in writing;

•       sending a later dated proxy changing your vote; or

•       attending the meeting in person and revoking your proxy at any time before the proxy is exercised.

Q:             Who will count the vote?

A:               Representatives of Wells Fargo Bank, N.A. will count the votes and serve as judges of the election.

Q:             What constitutes a quorum?

A:               As of the record date, April 3, 2007, 37,664,110 shares of our common stock were issued and outstanding. In order to conduct the annual meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a “quorum.”  If you submit a properly executed proxy card, you will be considered as part of the quorum. Proxies marked as abstaining and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of determining a quorum.

Q:             What vote is needed for these proposals to be adopted?

A:               The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. This means that the nominees with the largest number of votes “for” will be elected as directors, up to the maximum number of directors to be chosen at the election. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For the other item, the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative, or “no” vote.

If you hold your shares in “street name” through a broker or nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Q:             Is cumulative voting permitted for the election of directors?

A:               In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are three directors to be elected at the annual meeting, you could allocate 300 “For” votes (three times 100) among as few or as many of the three nominees to be voted on at the annual meeting as you choose.

If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

Q:             What should I do now?

A:               You should vote your shares by telephone, by the Internet or by returning your signed and dated proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the annual meeting.

Q:             Who conducts the proxy solicitation and how much will it cost?

A:               We are asking for your proxy for the annual meeting and will pay all the cost of asking for shareholder proxies. We have hired Georgeson Inc. to help us send out the proxy materials and ask for proxies. Georgeson Inc.’s fee for these services is anticipated to be $6,000, plus out-of-pocket expenses. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Q:             Can I revoke my proxy?

A:               Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by written notice. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the meeting and vote in person.

Q:             How will my shares be voted if they are held in a broker’s name?

A:               Your broker may vote shares nominally held in its name, or in what is commonly called “street name,” under some circumstances, only if you provide the broker with written instructions on how to vote.

Q:             What happens if I do not give my broker instructions?

A:               Absent your instructions, under some circumstances, these shares will not be voted. Therefore, we urge you to instruct your broker in writing to vote shares held in street name.

Q:             Who should I call with questions?

A:               If you have questions about the annual meeting, you should call Roxann R. Basham, Vice President—Governance and Corporate Secretary, at (605) 721-1700.

Q:             When are the shareholder proposals for the annual meeting held in 2008 due?

A:               In order to be considered, you must submit proposals for next year’s annual meeting in writing to our Corporate Secretary at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to December 12, 2007.

Proposal 1

ELECTION OF DIRECTORS

In accordance with our Bylaws and Article Sixth of our Articles of Incorporation, members of our Board of Directors are elected to three classes of staggered terms consisting of three years each. At this annual meeting of our shareholders, three directors will be elected to Class I of the Board of Directors to hold office for a term of three years until our annual meeting of shareholders in 2010, and until their respective successors shall be duly elected and qualified in accordance with the Company’s Bylaws.

Richard Korpan, director since 2003, informed the Board of Directors that, for personal reasons, he would not seek reelection for an additional term at this annual meeting of shareholders. The Board of Directors expresses its thanks to Richard Korpan for his service on the Board.

Two nominees for directors are presently members of our Board of Directors, and one is not. Gary L. Pechota is standing for election by our shareholders for the first time in connection with this annual meeting. Mr. Pechota was recommended to the Governance Committee by a non-management director. Mr. Pechota is currently retired and previously served as Chief of Staff of the Indian Gaming Commission and in the capacities of Chief Executive Officer, President and Chairman of the Board for companies in the cement industry. The proxy attorneys will vote your stock for the election of the three nominees for directors, unless otherwise instructed. If, at the time of the meeting, any of such nominees shall be unable to serve in the capacity for which they are nominated or for good cause will not serve, an event which the Board of Directors does not anticipate, it is the intention of the persons designated as proxy attorneys to vote, at their discretion, for such nominees as the Governance Committee may recommend and the Board of Directors may propose to replace those who are unable to serve. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of the nominees to the Board of Directors.

The following information, including principal occupation or employment for the past five or more years, is furnished with respect to each of the following persons who are nominated as Class I Directors, each to serve for a term of three years to expire in 2010.

The Board of Directors recommends a vote FOR the election of the following nominees:

Nominees for Election Until
2010 Annual Meeting—Class I

Name, Age, Principal Occupation for Last Five Years and Other Public Directorships	Director Since
Jack W. Eugster, 61 Retired. Former Non-Executive Chairman of Shopko Stores, Inc., a general merchandise discount store chain, from 2001 to 2005. Former Chairman, Chief Executive Officer and President of Musicland Stores, Inc., a retail music and home video company, from 1980 until his retirement in 2001. Currently Director of Donaldson Co., Inc. and Graco, Inc.	2004
Gary L. Pechota, 57 Retired. Former Chief of Staff of the National Indian Gaming Commission from 2003 to 2005. Private investor and consultant from 2001 until August 2003. Previously held executive positions in the cement industry and positions in finance and accounting. Currently Director of Insteel Industries, Inc.	—
Thomas J. Zeller, 59 President, RESPEC, a technical consulting and services firm with expertise in engineering, information technologies and water and natural resources, since 1995.	1997

Directors Whose Terms Expire at
2008 Annual Meeting—Class II

Name, Age, Principal Occupation for Last Five Years and Other Public Directorships	Director Since
David R. Emery, 44 Chairman, President and Chief Executive Officer of Black Hills Corporation, since April 2005. Formerly held various positions with Black Hills Corporation, including President and Chief Executive Officer, President and Chief Operating Officer—Retail Business Segment and Vice President—Fuel Resources. Mr. Emery has 17 years of experience with Black Hills Corporation.	2004
Kay S. Jorgensen, 56 Owner and Chief Executive Officer of KSJ Enterprises, LLC, providing marketing and development services since January 2006. Former owner and Chief Executive Officer, Jorgensen-Thompson Creative Broadcast Services, Inc., a radio broadcast services company, from 1997 to 2005. Previously served in the South Dakota State Legislature and on various state and local boards and commissions.	1992

Warren L. Robinson, 56
Retired. Former Executive Vice President, Treasurer and Chief Financial Officer of MDU Resources Group, Inc., a diversified energy and resources company, from 1992 to January 2006.

April 2007
John B. Vering, 57 Managing Director of Lone Mountain Investments, Inc., agricultural and oil and gas investments, since 2002. Co-founded PMT Energy, LLC, a natural gas and exploration company focused on the Appalachia Basin, in 2003. Previously held several executive positions in the oil and gas industry.	2005

Directors Whose Terms Expire at
2009 Annual Meeting—Class III

Name, Age, Principal Occupation for Last Five Years and Other Public Directorships	Director Since
David C. Ebertz, 61 President, Dave Ebertz Risk Management Consulting, a firm specializing in insurance and risk management services for schools and public entities, since January 2000. Previous experience in the insurance industry.	1998
John R. Howard, 66 Retired. Former President, Industrial Products, Inc., an industrial parts distributor, providing equipment and supplies to the mining and manufacturing industries, from 1992 to 2003 and Special Projects Manager for Linweld, Inc. in Lincoln, Nebraska.	1977
Stephen D. Newlin, 54 Chairman, President and Chief Executive Officer of PolyOne Corporation, a global premier provider of specialized polymer materials, services and solutions, since February 2006. Former President, Industrial Sector, Ecolab, Inc., a global leader of services, specialty chemicals and equipment serving industrial and institutional clients, from 2003 to February 2006. Private Investor and Business Advisor, 2001 to 2003.	2004

CORPORATE GOVERNANCE

Corporate Governance Guidelines.   Our Board of Directors have adopted corporate governance guidelines titled “Corporate Governance Guidelines of the Board of Directors” which set the tone for operation of our Board and assist the Board in fulfilling its obligations to shareholders and other constituencies. The guidelines lay the foundation for the Board’s responsibilities, operations, leadership, organization and committee matters. The Governance Committee reviews the guidelines annually, and the guidelines may be amended at any time, upon recommendation by the Governance Committee and approval of the Board.

Board Independence.   In accordance with New York Stock Exchange rules, the Board of Directors through its Governance Committee affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the New York Stock Exchange listing standards. These guidelines are contained in our Policy for Director Independence, which can be found in the “Governance” section of our website (www.blackhillscorp.com/corpgov.htm). Based on these standards, the Governance Committtee determined that each of the following nonemployee directors and director nominee is independent and has no relationship with the Company, except as a director, director nominee, and stockholder of the Company:

David C. Ebertz	Jack W. Eugster	John R. Howard
Kay S. Jorgensen	Richard Korpan	Stephen D. Newlin
Gary L. Pechota	John B. Vering	Warren L. Robinson
Thomas J. Zeller

In addition, based on such standards, the Governance Committee determined that Mr. Emery is not independent because he is our Chairman, President and Chief Executive Officer (the “CEO”).

Presiding Director and Executive Sessions.   The Board has a Presiding Director position that is named annually. John R. Howard held this position through the annual meeting in 2006 and Kay S. Jorgensen was elected to hold this position effective May 24, 2006. The responsibilities of Presiding Director, as provided in the Board’s Governance Guidelines, are to chair executive sessions of the non-management directors and communicate the Board’s annual evaluation of the CEO. The Presiding Director, together with the non-management directors, establishes the agenda for executive sessions, which are held at the end of each regular Board meeting. The Presiding Director serves as a liaison between the non-management members of the Board and the CEO, and discusses, to the extent appropriate, matters discussed by the non-management directors in executive session. The Presiding Director also presides over regular meetings of the Board in the absence of the Chairman.

Consideration of Director Nominees.   The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Board candidates are considered based upon various criteria, including diverse business, administrative and professional skills or experiences; an understanding of relevant industries, technologies and markets; financial literacy; independence status; the ability and willingness to contribute time and special competence to Board activities; personal integrity and independent judgment; and a commitment to enhancing shareholder value. The Committee considers these and other factors as it deems appropriate, given the current needs of the Board and the Company. The Committee considers candidates for Board membership suggested by a variety of sources, including current or past Board members, members of management and shareholders. There are no differences in the manner by which the Committee evaluates director candidates recommended by shareholders from those recommended by other sources. The Committee has also retained a third-party executive search firm at times to identify candidates.

Nominations from our shareholders for membership on the Board of Directors will be considered by the Governance Committee. A shareholder who wishes to submit names for future consideration for Board membership should do so in writing, with whatever supporting material the shareholder considers appropriate, addressed to Governance Committee, c/o Corporate Secretary, Black Hills Corporation, P.O. Box 1400, Rapid City, South Dakota 57709.

Communications with the Board.   Shareholders and others interested in communicating directly with the Presiding Director, with the non-management directors as a group, or the Board of Directors may do so in writing to the Presiding Director, Black Hills Corporation, P.O. Box 1400, 625 Ninth Street, Rapid City, South Dakota, 57709.

Related Party Transactions.   Our Code of Business Conduct addresses conflicts of interest and related party transactions and applies to all employees, including officers and members of our Board of Directors. Employees are expected to avoid any activity, investment, interest or association that interferes or appears to interfere with their independent exercise of judgment in performing a job responsibility. The Code of Business Conduct specifically states that no employee will engage in any business transaction on behalf of the Company with a family member or with a firm of which that relative is a principal, officer or representative. If a potential conflict of interest or related party transaction arises, the Chief Compliance Officer reviews the facts of each situation to determine if the transaction is allowed under the Code of Business Conduct. The internal audit department conducts an annual audit of the Code of Business Conduct and reports its findings to the Audit Committee.

In addition, on an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transaction with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest and confirmation that they have read and understand our Code of Business Conduct. If a related party transaction is disclosed by a director or executive officer it is reported to the Audit Committee.

Corporate Governance Documents.   The charters of the Audit, Compensation, Executive and Governance committees, as well as the Board’s Corporate Governance Guidelines, Policy for Director Independence, Code of Business Conduct and the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and certain other persons performing similar functions can be found in the “Governance” section of our website (www.blackhillscorp.com/corpgov.htm). Copies may also be obtained upon request from our Corporate Secretary. Please note that none of the information contained on our website is incorporated by reference in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance.   Based solely upon a review of our records and copies of reports on Form 3, 4 and 5 furnished to us, we believe that during and with respect to 2006 all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

Our directors review and approve our strategic plan and oversee management of the Company. Our Board of Directors held 15 meetings during 2006. Directors’ attendance at all Board and Committee meetings averaged 94 percent. During 2006, every director attended at least 75 percent of the combined total of Board meetings and Committee meetings on which the director served. Each regularly scheduled meeting of the Board includes an executive session of only non-management directors. We encourage our directors to attend the annual shareholders’ meeting. Seven of our 10 directors were in attendance at the 2006 annual meeting of shareholders.

Committees of the Board

Our Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Compensation Committee, the Governance Committee and the Executive Committee. In accordance with the New York Stock Exchange listing standards and our Corporate Governance Guidelines, the Audit, Compensation and Governance Committees are comprised solely of non-employee, independent directors. Each committee operates under a charter which is available on our website at www.blackhillscorp.com/corpgov.htm and is also available in print to any shareholder who requests it.

Members of the Committees are designated by our directors upon recommendation of the Governance Committee. The table below shows current membership for each of the Board committees. Warren Robinson who became a member of our Board of Directors effective April 1, 2007, will be assigned to a committee at the next regularly scheduled Governance Committee meeting.

Audit Committee	Compensation Committee	Governance Committee	Executive Committee
Jack W. Eugster	David C. Ebertz	Jack W. Eugster	David C. Ebertz
John R. Howard	Kay S. Jorgensen	John R. Howard*	David R. Emery*
John B. Vering	Richard Korpan*	Stephen D. Newlin	John R. Howard
Thomas J. Zeller*	Stephen D. Newlin	John B. Vering	Kay S. Jorgensen
Thomas J. Zeller

*                    Committee Chairperson

Audit Committee.   The Audit Committee held six meetings in 2006. The Audit Committee’s responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

•       assist the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices;

•       monitor the integrity of our financial reporting process, systems of internal controls and disclosure controls regarding finance, accounting and legal compliance;

•       review areas of potential significant financial risk to the Company;

•       review consolidated financial statements and disclosures;

•       appoint an independent registered public accounting firm for ratification by our shareholders;

•       monitor the independence and performance of our independent registered public accountants and internal auditing department;

•       pre-approve all audit and non-audit services provided by our independent registered public accountants;

•       review the scope and results of the annual audit including reports and recommendations of our independent registered public accountants;

•       review the internal audit plan, results of internal audit work and monitor compliance with our Code of Conduct; and

•       periodically meet with our internal audit group, management, and independent registered public accounting firm.

In accordance with the rules of the NYSE, all of the members of the Audit Committee are financially literate. The Board determined that Messrs. Eugster, Howard, Vering and Zeller each have the requisite attributes of an “audit committee financial expert” as provided in regulations promulgated by the Securities and Exchange Commission, and that such attributes were acquired through relevant education and/or experience.

Compensation Committee.   The Compensation Committee held four meetings in 2006. The Compensation Committee’s responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

•       approve and oversee the implementation of the executive and director compensation philosophy, policies and programs;

•       perform functions required by the Board of Directors in the administration of all federal and state statutes relating to employment and compensation;

•       consider and recommend for approval by the Board all executive compensation programs including benefits, stock option plans and stock ownership plans; and

•       promote an executive compensation program that supports the overall objective of enhancing shareholder value.

The Compensation Committee has authority under its charter to retain and terminate compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee has sole authority to approve related fees and retention terms. The Committee may delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion. The Committee engaged Hewitt Associates, an independent consulting firm, to conduct an annual review of its total compensation program for executive officers.

The Committee annually evaluates the CEO’s performance in light of established goals and objectives, with input from the other independent directors. Based upon the Committee’s evaluation and recommendation, the independent directors of the Board set the CEO’s annual compensation, including salary, bonus, incentive and equity compensation and perquisites.

The CEO annually reviews the performance of each of our senior officers. He presents a summary of his evaluations of the Chief Operating Officer—Retail (the “COO-Retail,”) the Chief Operating Officer—Wholesale (the “COO-Wholesale”) and the Executive Vice President and Chief Financial Officer (the “CFO”) to the Compensation Committee. Based upon the Committee’s review and recommendation, the Board of Directors sets the annual compensation of the COO-Retail, COO-Wholesale and CFO, including salary, bonus, incentive and equity compensation and perquisites.

The CEO also annually reviews the performance of our other senior officers and provides oversight of management’s evaluations of our other officers. Senior officers assess performance of all officers reporting to them. Based upon these performance reviews, market analysis conducted by Hewitt Associates and discussions with the human resources department, the CEO recommends the compensation of this group of officers to the Committee. The Committee may exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process.

Compensation Committee Interlocks and Insider Participation.   The Compensation Committee is comprised entirely of independent directors.

Governance Committee.   The Governance Committee held four meetings in 2006. The Governance Committee’s responsibilities, discussed in detail in its charter include, among other duties, the responsibility to:

•       assess the size of the Board and membership needs and qualifications for Board membership;

•       recruit and recommend prospective directors to the Board to fill vacancies;

•       consider and recommend existing Board members to be renominated at our annual meeting of shareholders;

•       establish and review guidelines for corporate governance;

•       recommend to the Board committee membership and the chairpersons of the committees;

•       nominate an independent director to serve as a Presiding Director;

•       review the independence of each director and director nominee;

•       administer an annual evaluation of the performance of the Board and facilitate an annual assessment of each committee; and

•       review with the CEO the succession plan for corporate officers.

Executive Committee.   The Executive Committee acts upon specific authorization by the Board of Directors in the interval between Board meetings. The Executive Committee did not meet in 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board of Directors (the “Committee,” for purposes of this compensation discussion and analysis) is composed entirely of independent directors and is responsible for approving and overseeing the implementation of our executive compensation philosophy, policies and programs. The Committee has a written executive compensation philosophy which details the objectives of our executive compensation program.

Throughout this proxy statement, the individuals included in the Summary Compensation Table for 2006, are referred to as our “named executive officers.” Our named executive officers, based on 2006 positions and compensation levels, include David R. Emery, our CEO, Mark T. Thies, our CFO, Thomas M. Ohlmacher, our COO-Wholesale, Linden R. Evans, our COO-Retail, and Steven J. Helmers, our Senior Vice President and General Counsel. Our senior officers (the “senior officers”) include the named executive officers plus the Senior Vice President—Corporate Administration and Compliance and the Senior Vice President—Strategic Planning and Development.

Compensation Philosophy.   The Committee seeks to promote an executive compensation program that supports the overall objective of enhancing shareholder value. The executive compensation strategy is based on principles designed to:

•       Attract, retain and encourage the development of highly qualified and motivated executives;

•       Provide compensation that is competitive;

•       Promote the relationship between pay and performance;

•       Promote overall corporate performance that is linked to the interests of our shareholders; and

•       Recognize and reward outstanding performance.

The market for our senior executive talent is national in scope and is not focused on any one geographic location, area or region of the country. As such, our executive compensation should be competitive with the national market place for senior executives, and because we operate in a diverse collection of businesses, should also reflect and be competitive with the industry or industries in which each individual executive operates.

Our goal is to provide total direct compensation (the sum of base salary, annual bonus and long-term incentives) at the median of the appropriate market when our operating results approximate average performance in relation to our peers. Our executives’ actual direct compensation should vary significantly based on how actual performance varies from average or target results. For results that are well above average or target performance, our executives should be given the opportunity to earn compensation that is well above the market’s average or median pay level. Conversely, our executives should earn comparatively low levels of total compensation when our performance is well below average or target results or the individual executive’s performance is unsatisfactory.

Our executive compensation is designed to maintain an appropriate and competitive balance between fixed and variable pay elements, short- and long-term compensation, and cash as well as stock-based compensation. Base salaries or fixed compensation should approximate market median levels, place appropriate emphasis on performance-based incentives, and yet be sufficient to attract and retain executive talent. Our target annual bonuses should be capable of producing competitive cash compensation (salary plus bonus), with sufficient upside to enable executives to earn top quartile (75th percentile or higher) salary plus bonus, to promote the achievement of superior annual operating results. On the other hand, no bonus should be paid for results that are well below target to hold executives accountable for unacceptable results. Long-term incentives should be competitive with market median practice and sufficient to provide competitive total direct compensation while tied to the creation of long-term shareholder value.

We believe that the performance basis for determining compensation should differ by each reward element—base salary, annual bonus and long-term incentive compensation. Base salaries should approximate the market median for an individual’s duties, responsibilities, skills, competencies and experience with annual adjustments based on an assessment of the individual’s performance, contributions and development in the prior year. Annual bonuses should recognize and reward the contributions of our executives, foster teamwork and cooperation within the executive officer team, and closely align the executives’ interests with our shareholders. We believe having the annual performance goal for the corporate officers tied to our consolidated earnings per share rewards the executives for their contributions to group performance and leads to overall corporate success. Long-term incentives should tie executive rewards to the value created for shareholders. We believe equity awards most directly support this objective. To the extent stock options are used, they should always be awarded at least at 100 percent of fair market value of the stock on the date of grant and shall not be back-dated or repriced. To the degree other long-term incentives are used, they should focus on sustained long-term results that drive or are based on shareholder value creation. The amount of equity compensation to be awarded based on our total shareholder return should reflect a comparison of our stock performance in relation to the performance of a peer group of entities. Incentive measures (short- and long-term) should emphasize objective, quantitative operating measures, as opposed to subjective, qualitative non-financial measures. The Committee retains the right to positively or negatively adjust incentive payments based on their subjective evaluation of performance, including the materiality of certain extraordinary events. We have a policy that if an accounting restatement occurs after incentive payments have been made, due to the results of misconduct associated with financial reporting, the Committee will request repayment of the incentive compensation from our CEO and CFO and may request repayment of incentive compensation from our other officers and business unit leaders, taking into consideration the individual roles and responsibilities prompting the restatement.

We believe it is important for our officers to hold Company stock to further link performance to the interests of our shareholders. Consequently, we have stock ownership guidelines in place for all officers and business unit leaders with minimum stock ownership levels that are based upon their level of responsibility. The stock ownership guidelines are disclosed in this Compensation Discussion and Analysis under the heading “Stock Ownership Guidelines.”

It is our philosophy to qualify, to the extent reasonably practicable, our executive officers’ compensation for deductibility under applicable tax law. We reserve the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and the Company’s best interests, and may from time to time pay compensation to our executive officers that may not be deductible for tax purposes. We believe that compensation paid under our executive compensation program generally is fully deductible for federal income tax purposes.

Setting Executive Compensation

Based upon this compensation philosophy, the Committee structures our executive compensation to motivate our officers to achieve specified business goals and to reward them for achieving such goals.

The Committee selected and retained the services of an independent consulting firm, Hewitt Associates, to provide information regarding practices and trends in compensation programs, to review and evaluate our compensation program as compared to compensation practices of other companies with similar characteristics, including size and type of business, and to provide a compensation analysis of 20 executive positions. The Company operates in a diverse collection of businesses; therefore, our comparator groups are comprised of both utility and general industry companies. Hewitt gathered data from its database, as well as from public and private surveys covering the utility and general industries.

The salary surveys used were:

•       Hewitt Associates: Total Compensation Measurement Database—Utility and General Industry;

•       Hewitt Associates: Power Industry Compensation Survey;

•       Hewitt Associates: Energy Marketing & Trading Survey;

•       Towers Perrin: Energy Services Industry, Executive Compensation Database;

•       ECS/Watson Wyatt: Top Management Report; and

•       ECI: Oil and Gas Industry Compensation Survey.

To develop conclusions from the data gathered from these different sources, Hewitt employs a statistical technique called regression analysis to adjust the compensation data for differences in company revenues. The adjusted value is used as the basis of comparison of compensation between Black Hills Corporation’s executive compensation and the survey data.

The Committee annually reviews tally sheets on all components of each executive officer’s compensation, including salary, bonus, equity and other long-term incentive compensation values granted, the actual value realized from stock option exercises and restricted stock and restricted stock units vested, the value of all perquisites and other personal benefits, and the projected annual benefit under the Pension and Pension Equalization Plans.

The Committee seeks to establish a market-based competitive compensation program that is at or near the median of the comparative groups surveyed. Variations from this objective may occur due to the experience level or performance of the officer. Recommendations made by the Committee are based upon the market analysis, company performance, achievement of individual performance objectives, the level and nature of responsibilities, and discussions with the CEO and human resources department. The

Committee believes that appropriate compensation levels are essential for motivating, retaining and attracting high quality employees.

An important component of the total compensation is derived from incentive compensation as discussed in our compensation philosophy above. The Committee reviews information provided by Hewitt Associates to determine the appropriate level and mix of incentive compensation. Actual income in the form of incentive compensation is realized by the executive as a result of achieving Company goals and overall stock performance. The Committee believes that a significant portion of total target compensation should be comprised of incentive compensation.

Role of the Committee and Board in Setting Executive Compensation.   Each year the Committee evaluates the CEO’s performance in light of established goals and objectives, with input from the other independent directors. Based upon the Committee’s evaluation and recommendation, the independent directors of the Board set the CEO’s annual compensation, including salary, bonus, incentive and equity compensation and perquisites.

The Committee reviews the CEO’s evaluation of the performance of the COO-Retail, COO-Wholesale and the CFO in light of established goals and objectives. Based upon the Committee’s review and recommendation, the Board of Directors sets the annual compensation of the COO-Retail, COO-Wholesale and CFO, including salary, bonus, incentive and equity compensation and perquisites. The Committee also reviews and approves the CEO’s recommendations for compensation of our other senior officers, and oversees management’s compensation decisions relating to other officers and business unit leaders. The Committee is required to approve all decisions regarding equity awards to our officers.

Role of Executive Officers in Compensation Decisions.   The CEO annually reviews the performance of each of our senior officers. He presents a summary of his evaluation of all of our senior officers to the Committee and thoroughly reviews the COO-Retail, COO-Wholesale and CFO evaluations with the Committee.

The CEO also annually reviews the performance of our other senior officers and provides oversight of management’s evaluations of our other officers. Senior officers assess performance of all officers reporting to them. Based upon these performance reviews, market analysis conducted by Hewitt Associates and discussions with our human resources department, the CEO recommends the compensation of this group of officers to the Committee. The Committee may exercise its discretion in modifying any of the recommended compensation and award levels in its review and approval process.

Components of Executive Compensation

The components of our executive compensation program consist of a base salary, an annual incentive plan, and a long-term incentive award program. In addition, we provide income for our officers’ retirement and other benefits. The components of total target compensation in 2006 were as follows:

	Base Salary	Annual Incentive	Long-Term Incentive
David R. Emery	37%	26%	37%
Mark T. Thies	46%	19%	35%
Thomas M. Ohlmacher	38%	19%	43%
Linden R. Evans	40%	20%	40%
Steven J. Helmers	50%	18%	32%

Base Salary.   Base salaries for all officers are reviewed annually. The base salary component is targeted at the median of the market data provided by Hewitt Associates. The actual base salary of each officer is determined by the executive’s performance, the experience level of the officer, the executive’s current position in a market-based salary range, and internal pay relationships. Evaluation and approval of base salary adjustments normally occurs in December, with the adjustments effective in January of the following year. We also adjust the base salary of our executives at the time of a promotion or change in job responsibility, as appropriate.

Annual Incentive.   Our Short-Term Annual Incentive Compensation Program is designed to recognize and reward the contributions of individual executives as well as the contributions that group performance makes to overall corporate success. Our corporate officer group is eligible to participate in this plan. The program’s goal for our corporate officers is based on an earnings per share target in order to closely align interests with shareholders and to foster teamwork and cooperation within the officer team. The earnings per share target generally equals the budgeted earnings per share from continuing operations. The annual incentive, after applicable tax withholding, is distributed to the officer in the form of 50 percent stock and 50 percent cash, unless the officer has met his or her stock ownership guideline whereby he or she has the option to receive the total award in cash, after applicable tax withholding. Target award levels are established as a percentage of each participant’s base salary considering the appropriate compensation survey data. A target award is comparable to the average annual incentive payout award of the comparator group at the 50th percentile level.

The Committee approves the target level for each officer in December, which is applicable to performance in the following plan year. Target levels vary based upon competitive benchmarks and position. The target levels for our named executive officers applicable to the 2006 and 2007 plans are shown below. The actual amount awarded to corporate officers ranges from zero to two times the target percentage depending on the performance level.

David R. Emery	70%
Mark T. Thies	40%
Thomas M. Ohlmacher	50%
Linden R. Evans	50%
Steven J. Helmers	35%

The threshold, target and maximum payout levels for our named executive officers under the 2006 Short-Term Annual Incentive Plan are shown in the Grants of Plan Based Awards in 2006 table under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

In February, the Committee meets to establish the goals for the current plan year, to evaluate actual performance in relation to the prior year’s targets and to approve the actual payment of awards related to the prior plan year. The Committee reserves the discretion to adjust any award, and will review and take into account individual performance, level of contribution, special circumstances and the accomplishment of specific project goals that were initiated throughout the plan year. In February 2007, the Committee approved a payout of 150 percent of target under the 2006 Short-Term Annual Incentive Plan. The Company’s 2006 earnings per share of $2.42 exceeded the target earnings of $2.17 per share. Actual earnings of $2.42 per share were adjusted downward to $2.27 per share by the Board of Directors to exclude the impacts of discontinued operations. The 2006 award, after applicable tax withholding, was distributed in the form of 50 percent stock and 50 percent cash for all of the named executive officers except Mr. Ohlmacher. Mr. Ohlmacher had met his stock ownership guidelines and elected to receive his 2006 award in the form of 100 percent cash. Awards for corporate officers under the Short-Term Annual Incentive Plan have varied over the last three years from the 150 percent payout for the 2006 plan to 100 percent payout for the 2005 plan and no payout for the 2004 plan. Awards made to each of our the named executive officers under the Short-Term Annual Incentive Plans for 2006, 2005 and 2004 are shown below. The awards for the 2006 Short-Term Annual Incentive Plan are also included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2006.

	2006 Plan	2005 Plan	2004 Plan
David R. Emery	$551,250	$250,000	—
Mark T. Thies	$168,180	$107,800	—
Thomas M. Ohlmacher	$255,450	$165,350	—
Linden R. Evans	$181,050	$111,750	$28,752
Steven J. Helmers	$132,353	$85,680	—

Mr. Evans received an award under the 2004 Short-Term Incentive Plan as a subsidiary officer and not a corporate officer.

Long-Term Incentive.   Long-term incentive compensation is comprised of grants made by the Committee under our 2005 Omnibus Incentive Plan (“Omnibus Incentive Plan”) which was previously approved by our shareholders. Long-term incentive compensation is intended to promote corporate goals by linking the personal interests of participants to those of our shareholders; to provide participants with an incentive for excellence in individual performance; to promote teamwork among participants; and to provide flexibility in our effort to motivate, retain, and attract the services of participants who make significant contributions to our success by allowing participants to share in such success. The Committee oversees the administration of the Omnibus Incentive Plan with full power and authority to determine when and to whom awards will be granted, along with the type, amount and other terms and conditions of each award. The Committee believes that executive compensation tied to stock price appreciation and total shareholder return is an effective way to align the interests of management with those of our shareholders. The long-term incentive compensation component is currently composed of restricted stock (or restricted stock units) and performance shares. None of our named executive officers have received stock option grants since 2003. When stock options have been granted, they were granted with an exercise price equal to the fair market value of the common stock on the date of grant. No stock option back-dating occurred.

The value of long-term incentives awarded is based primarily on competitive market-based data presented by Hewitt Associates to the Committee and internal pay relationships. The Committee approves the target long-term incentive compensation level for each officer in December, which is awarded in January of the following year. Long-term incentive compensation approved in December 2005 and 2006, to be effective for the 2006 and 2007 plan years, respectively, ranged from approximately 50 percent to 115 percent of base salary for our senior officers, and from 30 percent to 45 percent for our other corporate officers. Restricted stock (or restricted stock units) are targeted to deliver 50 percent of the long-term incentive opportunity, with the remaining 50 percent delivered in the form of performance shares.

Restricted Stock and Restricted Stock Units.   Restricted stock and restricted stock units vest one-third each year over a three-year period, and automatically vest in their entirety upon death, disability, retirement or a change in control. Dividends are paid on the restricted shares and dividend equivalents accrue on restricted stock units. Unvested restricted stock or units are forfeited if an officer’s employment is terminated for any reason other than death, disability, retirement or in the event of a change in control. Corporate officers may elect to receive the award in the form of restricted stock, or to defer the payment under the Non-qualified Deferred Compensation Plan, in the form of restricted stock units. Restricted stock award values are normally approved in December with a grant date effective in the first week in January of the following year. Awards of restricted stock granted to plan participants effective January 6, 2006 ranged from 724 shares to 7,396 shares. Awards of restricted stock granted to plan participants effective January 5, 2007 ranged from 728 shares to 8,224 shares. The number of shares and grant date fair value awarded in 2006 and 2007 for each of our named executive officers is shown below and the 2006 awards are included in the Grants of Plan Based Awards in 2006 table under the heading “All Other Stock Awards: Number of Shares of Stock or Units” and “Grant Date Fair Value of Stock Awards.”

	2007 Restricted Shares Granted	Grant Date Fair Value of 2007 Restricted Stock Grant	2006 Restricted Shares Granted	Grant Date Fair Value of 2006 Restricted Stock Grant
David R. Emery	8,224	$305,193	7,396	$262,484
Mark T. Thies	2,973	$110,328	2,963	$105,157
Thomas M. Ohlmacher	5,120	$190,003	5,354	$190,013
Linden R. Evans	3,220	$119,494	3,380	$119,956
Steven J. Helmers	2,308	$85,650	2,267	$80,456

Performance Shares.   Participants are awarded a target number of performance shares based upon the value of the individual performance share component approved by the Committee, divided by the Beginning Stock Price. The Beginning Stock Price, as defined under the Performance Plan, is the average of the closing price of our stock for the 20 trading days immediately preceding the beginning of the plan period. Entitlement to performance shares is based on our total shareholder return over designated performance periods, as measured against our peer group. In addition, in order for any performance shares to be awarded, our stock price must also increase during the performance period from the Beginning Stock Price. The final value of the performance shares is based upon the number of shares of common stock that are ultimately granted, based upon our performance in relation to the performance criteria. At the end of each respective performance period, actual awards may range from 0 percent to 175 percent of the target amounts plus accrued dividends. A 100 percent payout of the target shares occurs if our total shareholder return exceeds the 50th percentile of the peer group. For the performance periods that end in 2006, 2007 and 2008, a zero percent payout occurs if we are below the 30th percentile. For the performance period that ends in 2009, the minimum threshold for a payout was raised from the 30th percentile to the 40th percentile. For all the performance periods outstanding, the maximum payout of 175 percent occurs if we perform at the 80th percentile or above. The performance awards and dividend equivalents, if earned, are paid in 50 percent cash and 50 percent common stock. All payroll deductions and applicable tax withholding related to the award are withheld from the cash portion. Performance share target grant values are normally approved in December for a three-year performance period beginning January 1 of the following year.

Our peer group is comprised of the following 14 companies:  Alliant Energy Corporation, DPL Inc., Duquesne Light Holding Inc., Great Plains Energy Inc., Hawaiian Electrics Inds., Idacorp Inc., Northeast Utilities, NStar, OGE Energy Corporation, Pepco Holdings Inc., PNM Resources Inc., Puget Energy Inc., Wisconsin Energy Corp. and WPS Resources Corp. This peer group was originally identified as the companies in the S&P MidCap Electric Utilities Index; however because of re-categorizing of companies in the index by S&P from time to time, the companies in the peer group must be tracked individually.

Our first performance share plan began in 2004 and was allocated to two different performance periods under a transition plan. One-third of the performance share target grant value was allocated to a March 1, 2004 to December 31, 2005 performance period and two-thirds of the performance share target value was allocated to a March 1, 2004 to December 31, 2006 performance period. Subsequent to 2004, the performance share performance periods have covered a three-year performance period. For the performance period of March 1, 2004 to December 31, 2005, our total shareholder return was 27 percent, which ranked at the 90th percentile of our peer group, resulting in a payout of 175 percent of target levels. For the recently completed performance period, March 1, 2004 to December 31, 2006, our total shareholder return was 35 percent, which ranked at the 37th percentile of our peer group, resulting in a payout of 37 percent of target levels. Although our total shareholder return was greater for the performance period ending in 2006 than 2005, our payout was less because of our peer group ranking. The awards were paid in the form of 50 percent cash and 50 percent common stock. Mr. Evans was not a senior officer in March 2004 when the performance periods above began, therefore his award level was at a lower amount than what was awarded for senior officers. The actual shares, cash and total payout value awarded to our named executive officers for the two performance periods was as follows:

March 1, 2004 to December 31, 2006 Performance Period

	Equivalent Shares Earned	50% Awarded in Shares	50% Awarded in Cash	Total Payout Value
David R. Emery	1,816	908	$33,384	$66,753
Mark T. Thies	908	454	$16,685	$33,369
Thomas M. Ohlmacher	1,680	840	$30,876	$61,746
Linden R. Evans	191	95	$3,513	$7,005
Steven J. Helmers	613	306	$11,289	$22,534

March 1, 2004 to December 31, 2005 Performance Period

	Equivalent Shares Earned	50% Awarded in Shares	50% Awarded in Cash	Total Payout Value
David R. Emery	4,099	2,049	$73,438	$146,853
Mark T. Thies	2,049	1,024	$36,737	$73,427
Thomas M. Ohlmacher	3,790	1,895	$67,905	$135,803
Linden R. Evans	431	215	$7,741	$15,444
Steven J. Helmers	1,382	691	$24,770	$49,528

Current performance periods outstanding and the range of targeted shares authorized to individual plan participants are as follows:

Performance Period	Range of Target Shares
January 1, 2005 to December 31, 2007	858 – 7,508
January 1, 2006 to December 31, 2008	717 – 7,326
January 1, 2007 to December 31, 2009	721 – 8,163

Target shares for each of our named executive officers for the outstanding performance periods are as follows:

	January 1, 2005 to December 31, 2007 Performance Period	January 1, 2006 to December 31, 2008 Performance Period	January 1, 2007 to December 31, 2009 Performance Period
David R. Emery	7,508	7,326	8,163
Mark T. Thies	3,509	2,935	2,861
Thomas M. Ohlmacher	6,340	5,303	5,170
Linden R. Evans	4,002	3,348	3,252
Steven J. Helmers	2,664	2,245	2,189

Actual payouts, if any, will be determined based upon the total shareholder return for the plan period in comparison to the peer group.

Stock Ownership Guidelines.   The Committee has implemented stock ownership guidelines that apply to all officers and business unit leaders participating in the Long-Term Incentive Plan. We believe it is important for our officers and business unit leaders to hold a significant amount of Company stock to further align their performance with the interest of our shareholders. A “retention ratio” approach to stock ownership is incorporated into the guidelines. This approach requires officers to retain 100 percent of all shares owned, including shares awarded through Company incentive plans (net of share withholding for taxes and in the case of cashless stock option exercises net of the exercise price and withholding for taxes) until specific ownership goals are achieved. Ownership guidelines are denominated in share amounts which approximate a multiple of base pay.

The ownership guidelines for our corporate officers and business unit leaders are shown below along with the current stock ownership of our named executive officers that counts towards the ownership guidelines.

Officer Level	Ownership Guideline (# of Shares)	Actual Ownership (# of Shares)
David R. Emery, CEO	90,000	51,771
Mark T. Thies, CFO	40,000	37,778
Thomas M. Ohlmacher, COO-Wholesale	40,000	42,249
Linden R. Evans, COO-Retail	40,000	15,571
Steven J. Helmers, Senior Vice President & General Counsel	25,000	19,061
Other Senior Executive Officers	25,000
Other Corporate Officers and Business Unit Leaders	5,000

Perquisites and Other Personal Benefits.   Other perquisites and benefits provided to our executive officers in 2006 that were not provided to other employees include financial planning services, personal use of a Company vehicle and club dues. The total value of these perquisites in 2006 for our named executive officers ranged from $3,312 to $15,886 and is shown in detail in Note 6 of the Summary Compensation Table for 2006. The perquisites’ value was reported as taxable income to the officers and the officers were required to pay the applicable taxes. The Committee periodically reviews the perquisites and other personal benefits provided to our executive officers. As a result of that evaluation, the Committee discontinued the payment of club dues as a benefit to the executive officers effective January 1, 2007. The value of the club benefit was approximately $1,500 a year. The Committee and the Company believe the current perquisites are reasonable and consistent with our overall compensation program.

Retirement and Other Benefits.   We currently maintain a variety of employee benefit plans and programs in which our executive officers may participate, including a 401(k) Retirement Savings Plan, the Pension Plan, the Pension Equalization Plan and the Nonqualified Deferred Compensation Plan. We believe it is important to provide post-employment benefits to our executive officers and the benefits we provide approximate retirement benefits paid by other employers to its executives in similar executive positions. The Committee periodically reviews the benefits provided with assistance from its compensation consultant to maintain a market-based benefits package.

The Black Hills Corporation 401(k) Retirement Savings Plan is offered to all eligible employees of the Company and its subsidiaries except for Cheyenne Light, Fuel and Power which has its own 401(k) Plan. All of our named executive officers are participants in the Black Hills Corporation 401(k) Retirement Savings Plan. Participants may elect to invest up to 20 percent of their eligible compensation on a pre-tax basis up to maximum amounts established by the Internal Revenue Service. The Black Hills Corporation Plan provides a matching contribution of 100 percent of the employee’s annual tax-deferred contribution up to a maximum of 3 percent of eligible compensation. Matching contributions vest at 20 percent per year and are fully vested when the participant has five years of service with the Company. Each of our named executive officers received the maximum annual contribution of $6,600 in 2006. The matching contribution is included as “All Other Compensation” in the Summary Compensation Table for 2006.

The Black Hills Corporation Pension Plan covers the employees of Black Hills Corporation and a number of its subsidiary companies. The plan is a qualified defined benefit pension plan that provides benefits at retirement based on length of employment service and certain average compensation levels during the highest five consecutive years of the last ten years of service. Our employees do not contribute to the plan. Each of our named executive officers are participants in the plan and none of our named executive officers have been granted additional years of credited service.

The defined benefit pension plan is limited by the Internal Revenue Code in the amount of annual payments received under the plan ($175,000 in 2006) and in the amount of compensation that can be taken into account in determining contributions and benefits ($220,000 in 2006). Because of these limitations we also have the Pension Equalization Plan. The Pension Equalization Plan is a nonqualified supplemental retirement plan with a pension restoration benefit designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the defined benefit pension plan, approximate retirement benefits paid by other employers to its employees in similar executive positions. The Board of Directors designates the participants in the Pension Equalization Plan. Each of our named executive officers except Mr. Evans is a participant in the Pension Equalization Plan. The Pension Equalization Plan has been frozen to new participants since 2002. The level of retirement benefits provided by the Pension Plan, Pension Equalization Plan and the Pension Restoration Benefit for each of our named executive officers is reflected in the Pension Benefits for 2006 table and explained in more detail in the accompanying narrative.

Several of the Company’s current corporate officers became officers after the Pension Equalization Plan was frozen to new participants. During 2006 and early 2007, the Committee, in consultation with Mercer Human Resource Consulting, an independent consultant engaged by the Committee, thoroughly reviewed the need to offer some form of supplemental retirement plan to officers. The Committee concluded that a supplemental retirement plan was needed for corporate officers who were not participants in the existing frozen Pension Equalization Plan in order to provide a benefits package consistent with market practices. In February 2007, the Committee recommended and the Board of Directors approved the 2007 Pension Equalization Plan. The Board of Directors designated the four corporate officers, including Mr. Evans, who were not participants in the existing Pension Equalization Plan as participants in the 2007 Pension Equalization Plan with years of credited service equal to the number of years they served as a corporate officer. The main differences between the original Pension Equalization Plan and the 2007 Pension Equalization Plan are as follows:

Annual Benefit Amount

Original Pension Equalization Plan	2007 Pension Equalization Plan
25% of average earnings, if salary was less than two times the social security wage base, or 30%, if salary was more than two times the social security wage base, multiplied by the vesting percentage	2% of average earnings times the participants years of service as an officer (up to a maximum of 15 years) times the applicable vesting percentage

Vesting Schedule

Original Pension Equalization Plan	2007 Pension Equalization Plan

Years of Plan Participation	Vesting %	Age at Termination of Employment or Discontinuance of Participation	Vesting %
Less than 3 years	0%	Age 65 or over	100%
3 years but less than 4	20%	Age 55 with over 10 years of vesting service	100%
4 years but less than 5	35%	Age 55 with less than 10 years of service	0%
5 years but less than 6	50%	Under age 55	0%
6 years but less than 7	65%
7 years but less than 8	80%
8 or more years	100%

The nonqualified deferred compensation plan allows our corporate officers to elect to defer up to 50 percent of their base salary and up to 100 percent of their Short-Term Annual Incentive Plan Award, including Company stock, and elect to defer restricted stock grants in the form of restricted stock units. We make no contributions to the plan. None of our named executive officers are currently contributing to the nonqualified deferred compensation plan. The deferred balance in the plan for each of our named executive officers is shown in the Nonqualified Deferred Compensation for 2006 table.

Our named executive officers may also receive severance benefits in the event of a change in control. Change in control agreements are common among our peer group and the Committee and our Board of Directors believe providing these agreements to our corporate officers protect our shareholder interests in the event of a change in control by helping assure management continuity. Our Board of Directors conducted a thorough review of the change in control agreements in 2005. As a result of the review, the Board substantially reduced the number of change in control agreements and entered into new change in control agreements with the corporate officers. There are currently 11 change in control agreements in place with a term ending June 1, 2008. In general, our change in control agreements provide a severance payment of up to 2.99 times average compensation for our CEO and up to two times average compensation for our other corporate officers. The change in control agreement for our CEO contains a “modified trigger,” providing benefits in association with a change in control upon (i) termination of employment other than by death, disability or by the Company for cause, (ii) a termination by the CEO for good reason, or (iii) a termination by the CEO for any reason during a 30-day window period immediately following the first anniversary of a change in control. The change in control agreements for our other corporate officers contain a “double trigger,” providing benefits in association with a change in control only upon (i) termination of employment other than by death, disability or by the Company for cause, or (ii) a termination by the employee for good reason. See the Potential Payments Upon Termination or Change in Control table and the accompanying narrative for more information regarding our change in control agreements and estimated payments associated with a change in control.

Impact of Tax Rules.

Deductibility of Executive Compensation.   Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its CEO and any of its four most highly compensated executive officers. Compensation which qualifies as “performance-based” is excluded from the $1 million limit, if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders. We believe the compensation paid to our named executive officers in 2006 is fully deductible.

Nonqualified Deferred Compensation.   On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. Final regulations have not become effective yet, however, we believe we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005. A more detailed discussion of our nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation for 2006” and the accompanying narrative.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE
Richard Korpan, Chairperson
Kay S. Jorgensen
David C. Ebertz
Stephen D. Newlin

SUMMARY COMPENSATION TABLE FOR 2006

The following table sets forth the total compensation paid or earned by each of our named executive officers for the fiscal year ended December 31, 2006. We have no employment agreements with our named executive officers. Amounts listed under the heading “Non-Equity Incentive Plan Compensation” represent amounts earned under the Short-Term Annual Incentive Plan for 2006. The Compensation

Committee approved the payout of these awards at its February 1, 2007, meeting and the awards were paid on February 27, 2007.

Based on the fair value of equity awards granted to our named executive officers in 2006 and the base salary of our named executive officers, base salary accounted for 37 percent to 50 percent of the total compensation, short-term annual incentive accounted for 18 percent to 26 percent and long-term incentive accounted for 32 percent to 43 percent of total compensation. Because the table below reflects the value of certain equity awards based on the Statement of Financial Accounting Standards 123(R), “Share-Based Payment,” (“FAS 123(R)”) value rather than the fair value, these percentages cannot be derived using the amounts reflected in the table below.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non- Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
David R. Emery Chairman, President and Chief ExecutiveOfficer	2006	$524,039	—	$327,766	$14,551	$551,250	$249,828	$40,276	$1,707,710
Mark T. Thies Executive VicePresident and Chief Financial Officer	2006	$279,885	—	$153,680	$14,239	$168,180	$55,459	$31,969	$703,412
Thomas M. Ohlmacher President and Chief Operating Officer of Wholesale Business Segment	2006	$340,219	$32,000	$405,299	$34,085	$255,450	$223,970	$35,574	$1,326,597
Linden R. Evans President and Chief Operating Officer of Retail Business Segment	2006	$240,712	—	$151,114	$12,748	$181,050	$10,802	$20,088	$616,514
Steven J. Helmers Senior Vice President and General Counsel	2006	$251,819	—	$115,168	$9,612	$132,353	$109,035	$17,322	$635,309

(1)                Mr. Ohlmacher’s bonus reflects a $32,000 relocation bonus to compensate for additional state income taxes.

(2)                Stock awards represent the 2006 compensation expense related to Restricted Stock, Restricted Stock Units and Performance Shares that have been granted as a component of Long-Term Incentive Compensation. The amount reported is the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, computed in accordance with FAS 123(R), and therefore includes amounts for awards granted in and prior to 2006.

Mr. Ohlmacher turned age 55 in September 2006 which made him eligible for early retirement. Because our Restricted Stock and Restricted Stock Units fully vest at retirement, the fair value of $190,000 associated with Mr. Ohlmacher’s award granted in 2006 was all recognized in 2006 prior to his turning age 55 in accordance with FAS 123(R), rather than expensing the award over the normal three year vesting period. Assumptions used in the calculation of these amounts are included in Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)                Option Awards represent the 2006 compensation expense related to Stock Options that have been granted as a component of Long-Term Incentive Compensation in prior years. The amount reported is the amount recognized for financial statement reporting purposes for the year ended December 31, 2006, computed in accordance with FAS 123(R), and therefore includes amounts for awards granted prior to 2006. Assumptions used in the calculation of these amounts are included in Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(4)                Non-Equity Incentive Plan Compensation represents amounts earned under the Short-Term Annual Incentive Plan.

(5)                Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the increase in actuarial value of the Defined Benefit Pension Plan (“DB”), Pension Restoration Benefit (“PRB”) and Pension Equalization Plan (“PEP”) for the year. No named executive officer received preferential or above-market earnings on nonqualified deferred compensation. The value attributed from each plan to each named officer is shown in the table below. Mr. Evans was not a participant in the PRB or PEP in 2006.

	Defined Benefit Plan	Pension Restoration Benefit	Pension Equalization Plan	Total Change in Pension Value
David R. Emery	$13,444	$116,786	$119,598	$249,828
Mark T. Thies	$11,200	$16,192	$28,067	$55,459
Thomas M. Ohlmacher	$49,308	$109,399	$65,263	$223,970
Linden R. Evans	$10,802	—	—	$10,802
Steven J. Helmers	$20,172	$16,389	$72,474	$109,035

(6)                All other compensation includes amounts allocated under the 401(k) match, dividends received on restricted stock and unvested restricted stock units, and perquisites as detailed in the table below. Perquisites provided to our named executive officers include personal use of a Company vehicle, financial planning services and club dues. The value attributed to personal use of Company-provided automobiles is calculated in accordance with Internal Revenue Service guidelines. The value of all perquisites and the dividends on restricted stock are included as compensation on the W-2 of the named executive officers who received such benefits. Each such named executive officer is responsible for paying income tax on such amount.

		Dividends
		on	Perquisites				Total
	401(k)	Restricted	Vehicle	Financial	Club	Total	Other
	Match	Stock/Units	Compensation	Planning	Dues	Perquisites	Compensation
David R. Emery	$6,600	$21,043	$5,169	$6,000	$1,464	$12,633	$40,276
Mark T. Thies	$6,600	$9,483	$10,172	$4,250	$1,464	$15,886	$31,969
Thomas M. Ohlmacher	$6,600	$17,242	$7,482	$4,250	—	$11,732	$35,574
Linden R. Evans	$6,600	$8,382	$5,106	—	—	$5,106	$20,088
Steven J. Helmers	$6,600	$7,410	$1,848	—	$1,464	$3,312	$17,322

GRANTS OF PLAN BASED AWARDS IN 2006(1)

									All
									Other
									Stock	Grant
									Awards:	Date
									Number	Fair
									of	Value
			Estimated Possible Payouts			Estimated Future Payouts			Shares	of
		Date of	Under Non-Equity Incentive			Under Equity Incentive Plan			of Stock	Stock
		Compensation	Plan Awards(2)			Awards(3)			or Units	Awards
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	(4)	(5)
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	(#)	($)
David R. Emery			$110,250	$367,500	$735,000
	1/1/06	12/5/05				73	7,326	12,820		$234,872
	1/6/06	12/5/05							7,396	$262,484
Mark T. Thies			$33,636	$112,120	$224,240
	1/1/06	12/5/05				29	2,935	5,136		$94,096
	1/6/06	12/5/05							2,963	$105,157
Thomas M. Ohlmacher			$51,090	$170,300	$340,600
	1/1/06	12/5/05				53	5,303	9,280		$170,014
	1/6/06	12/5/05							5,354	$190,013
Linden R. Evans			$36,210	$120,700	$241,400
	1/1/06	12/5/05				33	3,348	5,859		$107,337
	1/6/06	12/5/05							3,380	$119,956
Steven J. Helmers			$26,471	$88,235	$176,470
	1/1/06	12/5/05				22	2,245	3,929		$71,975
	1/6/06	12/5/05							2,267	$80,456

(1)                No stock options were granted to our named executive officers in 2006.

(2)                The columns under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” show the range of payouts for 2006 performance under the Short-Term Annual Incentive Compensation Program as described in the Compensation Discussion and Analysis under the section titled “Annual Incentive.” If the performance criteria is met, payouts can range from 30 percent of target at the threshold level to 200 percent of target at the maximum level. The 2007 bonus payment for 2006 performance has been made based on achieving the criteria described in the Compensation Discussion and Analysis, at 150 percent of target, and is shown in the Summary Compensation Table for 2006 in the column titled “Non-Equity Incentive Plan Compensation.”

(3)                The columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” show the range of payouts (in shares of stock) for the January 1, 2006 to December 31, 2008 performance period as described in the Compensation Discussion and Analysis under the section titled “Long-Term Incentive—Performance Shares.” If the performance criteria are met, payouts can range from 1 percent of target to 175 percent of target. If a participant retires, suffers a disability or dies during the performance period, the participant or the participant’s estate is entitled to that portion of the number of performance shares as such participant would have been entitled to had they remained employed, prorated for the number of months served. Performance shares are forfeited if employment is terminated for any other reason. During the performance period, dividends and other distributions paid with respect to the shares of Common Stock shall accrue for the benefit of the participant and are paid out at the end of the performance period.

(4)                The column “All Other Stock Awards” reflects the number of shares of restricted stock granted on January 6, 2006. The restricted stock vests one-third a year over a three-year period, and automatically vests upon death, disability, retirement or a change in control. Unvested restricted stock is forfeited if employment is terminated for any other reason. Dividends are paid on the restricted shares and the dividends that were paid in 2006 are included in the column titled “All Other Compensation” in the Summary Compensation Table for 2006.

(5)                The column “Grant Date Fair Value of Stock Awards” reflects the grant date fair value of each equity award computed in accordance with FAS 123(R). The grant date fair value for the performance shares was $32.06 per share and was calculated using a Monte Carlo simulation model. Assumptions used in the calculation are included in Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006. The grant date fair value for the restricted stock was $35.49 per share which was the market value of our common stock on the date of grant as reported on the New York Stock Exchange.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006(1)

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David R. Emery	5,000	$22.0000	4/21/08	14,700	$543,018	16,650	$614,721
	8,000	$24.0625	7/20/09
	30,000	$21.8750	4/25/10
	5,000	$55.3600	5/30/11
	4,595	$35.1000	4/23/12
	7,500	$27.4900	3/31/13
	13,787	$28.0900	5/15/13
Mark T. Thies	8,000	$24.0625	7/20/09	6,452	$238,337	7,352	$271,410
	25,000	$21.8750	4/25/10
	6,665	$35.1000	4/23/12
	18,382	$28.0900	5/15/13
Thomas M. Ohlmacher	2,500	$55.3600	5/30/11	11,707	$432,457	13,323	$491,839
	9,190	$35.1000	4/23/12
	5,000	$27.4900	3/31/13
	11,336	$28.0900	5/15/13
Linden R. Evans	2,000	$32.3400	6/17/12	6,290	$232,353	7,541	$278,514
	3,000	$25.1600	12/10/12
	5,000	$29.8300	12/31/13
Steven J. Helmers	10,000	$33.1875	1/17/11	4,819	$178,014	5,522	$203,872
	9,000	$55.3600	5/30/11
	10,110	$35.1000	4/23/12
	12,408	$28.0900	5/15/13

(1)          There were no unexercisable stock options or unexercised unearned options under equity incentive plans outstanding at December 31, 2006 for our named executive officers.

(2)          Vesting dates for restricted stock, restricted stock units and performance shares are shown in the table below. The performance shares shown with a vesting date of December 31, 2006, are the actual equivalent shares, including dividend equivalents, earned for the performance period ending December 31, 2006. The Compensation Committee must confirm that the performance criteria have been met and approve the actual payout of the performance share award. This was done on February 1, 2007.

	Unvested Restricted Stock and Restricted Stock Units		Unvested and Unearned Performance Shares
Name	# of Shares	Vesting Date	# of Shares	Vesting Date
David R. Emery	4,968	1/06/07	1,816	12/31/06
	2,298	5/10/07	7,508	12/31/07
	4,968	1/06/08	7,326	12/31/08
	2,466	1/06/09
Mark T. Thies	2,157	1/06/07	908	12/31/06
	1,149	5/10/07	3,509	12/31/07
	2,158	1/06/08	2,935	12/31/08
	988	1/06/09
Thomas M. Ohlmacher	3,897	1/06/07	1,680	12/31/06
	2,126	5/10/07	6,340	12/31/07
	3,899	1/06/08	5,303	12/31/08
	1,785	1/06/09
Linden R. Evans	2,460	1/06/07	191	12/31/06
	242	5/10/07	4,002	12/31/07
	2,461	1/06/08	3,348	12/31/08
	1,127	1/06/09
Steven J. Helmers	1,643	1/06/07	613	12/31/06
	776	5/10/07	2,664	12/31/07
	1,644	1/06/08	2,245	12/31/08
	756	1/06/09

(3)          Performance shares are shown at the target level, other than performance shares shown with a vesting date of December 31, 2006, which reflect the actual equivalent shares earned, including dividend equivalents.

OPTION EXERCISES AND STOCK VESTED DURING 2006(1)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David R. Emery	6,135	$219,339
Mark T. Thies(2)	4,098	$146,031
Thomas M. Ohlmacher(3)	7,532	$268,407
Linden R. Evans	1,575	$56,092
Steven J. Helmers	2,866	$102,115

(1)          None of our named executive officers exercised any stock options during the fiscal year ended December 31, 2006.

(2)          Mr. Thies’ value realized on vesting includes $104,543 for the vesting of restricted stock units that were deferred into the nonqualified deferred compensation plan.

(3)          Mr. Ohlmacher’s value realized on vesting includes $193,417 for the vesting of restricted stock units that were deferred into the nonqualified deferred compensation plan.

PENSION BENEFITS FOR 2006

Pension benefits for our named executive officers can be comprised of a qualified defined benefit pension and a nonqualified pension restoration benefit and supplemental pension benefit. None of our named executive officers received any pension benefit payments during the fiscal year ended December 31, 2006.

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)
David R. Emery	Defined Benefit Pension Plan	17.17	$188,030
	Pension Restoration Benefit	17.17	$263,018
	Pension Equalization Plan	11.00	$491,401
Mark T. Thies	Defined Benefit Pension Plan	9.42	$89,651
	Pension Restoration Benefit	9.42	$71,306
	Pension Equalization Plan	9.00	$349,791
Thomas M. Ohlmacher	Defined Benefit Pension Plan	32.33	$715,508
	Pension Restoration Benefit	32.33	$1,220,600
	Pension Equalization Plan	14.00	$1,062,713
Linden R. Evans	Defined Benefit Pension Plan	5.42	$43,241
	Pension Restoration Benefit	N/A	N/A
	Pension Equalization Plan	N/A	N/A
Steven J. Helmers	Defined Benefit Pension Plan	5.75	$79,007
	Pension Restoration Benefit	5.75	$38,038
	Pension Equalization Plan	5.00	$450,563

(1)          The number of years of credited service represents the number of years used in determining the benefit for each plan. The Pension Equalization Plan benefit is not directly tied to service but rather the number of years of participation in the plan.

(2)          The present value of accumulated benefits was calculated assuming benefits commence at age 62 and using the discount rate, mortality rate and assumed payment form assumptions consistent with those disclosed in Note 17 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

Defined Benefit Retirement Plan

We have a defined benefit retirement plan, a qualified pension plan, in which our named executive officers are included. Participants become eligible for the benefit when they have been employed by us for at least one year and are at least 21 years of age. The plan provides benefits at retirement based on length of employment service and average compensation levels during the highest five consecutive years of the last ten years of service. For purposes of the benefit calculation, earnings include wages and other cash compensation received from the Company, including any bonus, commission, unused paid time off or incentive compensation. It also includes any elective before-tax contributions made by the employee to a Company sponsored cafeteria plan or 401(k) plan. However, it does not include any expense reimbursements, taxable fringe benefits, moving expenses or moving/relocation allowances, nonqualified deferred compensation, non-cash incentives, stock options and any payments of long-term incentive compensation such as restricted stock or payments under performance share plans. The Internal Revenue Code places maximum limitations on the amount of compensation that may be recognized when determining benefits of qualified pension plans. In 2006, the maximum amount of compensation that could be recognized when determining compensation was $220,000 (called “covered compensation”).

The benefit formula for the named executive officers is the sum of (a) and (b) below.

(a)   Credited Service after January 31, 2000

0.9% of average earnings (up to covered compensation), multiplied by credited service after January 31, 2000, limited to a maximum of 35 years minus the number of years of credited service before January 31, 2000

Plus

1.3% of average earnings in excess of covered compensation, multiplied by credited service after January 31, 2000, limited to a maximum of 35 years minus the number of years of credited service before January 31, 2000

Plus

(b)   Credited Service before January 31, 2000

1.2% of average earnings (up to covered compensation), multiplied by credited service before January 31, 2000, limited to a maximum of 35 years	Plus	1.6% of average earnings in excess of covered compensation, multiplied by credited service before January 31, 2000, limited to a maximum of 35 years

Pension benefits are not reduced for social security benefits. The Internal Revenue Code places maximum limitations on annual benefit amounts that can be paid under qualified pension plans. In 2006, the maximum benefit payable under qualified pension plans was $175,000. Accrued benefits become 100 percent vested after an employee completes five years of service. None of our named executive officers have been credited with extra years of credited service under the plan.

Normal retirement is defined as age 65 under the plan. Participants who have completed at least five years of credited service can retire and receive defined benefit pension benefits as early as age 55. However, the retirement benefit will be reduced by five percent for each year of retirement before age 62. For example, a participant with at least five years of credited service may retire at age 55 and receive a pension benefit equal to 65 percent of the normal retirement benefit. A participant with five years of service who retires from the Company may begin receiving retirement benefits on an unreduced basis at age 62. Mr. Ohlmacher is currently age 55 and is entitled to early retirement benefits under this provision.

If a participant is vested and leaves the Company before reaching their earliest retirement date, they may begin receiving the full value of their vested benefit at age 65 or can receive a reduced benefit as early as age 55 if they have at least five years of credited service when they leave employment of the Company. The benefit will be reduced by five percent for each year they begin receiving benefits prior to age 65. For example, a participant who leaves the Company before reaching age 55 with at least five years of credited service may begin receiving benefits at age 55 equal to 50 percent of the normal retirement benefit and may begin receiving retirement benefits at age 65 on an unreduced basis.

If a participant is single, the benefit is paid as a life annuity. If a participant is married, the benefit is paid as a joint and 50 percent survivor annuity unless an optional form of payment is chosen.

Our employees do not contribute to the plan. The amount of the annual contribution by us to the plan is based on an actuarial determination.

Pension Equalization Plan and Pension Restoration Benefit

We also have a Pension Equalization Plan, a nonqualified supplemental plan, in which benefits are not tax deductible until paid. The plan is designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the defined benefit retirement plan, will approximate retirement benefits being paid by other employers to its employees in similar executive positions. The employee’s pension from the qualified pension plan is limited by the Internal Revenue Code. The 2006 limit was set at $175,000 annually and the compensation taken into account in determining contributions and benefits could not exceed $220,000 and could not include nonqualified deferred compensation. The amount of deferred compensation paid under nonqualified plans such as the Pension Equalization Plan is not subject to these limits.

A participant under the Pension Equalization Plan does not qualify for benefits until the benefits become vested under the following vesting schedule. The vesting is based on years of employment under the plan, not total years of service with the Company. No credit for past service is granted under the Pension Equalization Plan.

Years of Plan Participation	% of Benefit Vested	Years of Plan Participation	% of Benefit Vested
Less than 3 years	0%	6 years but less than 7	65%
3 years but less than 4	20%	7 years but less than 8	80%
4 years but less than 5	35%	8 or more years	100%
5 years but less than 6	50%

The annual benefit is 25 percent of the employee’s average earnings, if salary was less than two times the Social Security Wage Base, or 30 percent, if salary was more than two times the Social Security Wage Base, multiplied by the vesting percentage. Average earnings are normally an employee’s average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual Pension Equalization Plan benefit is paid on a monthly basis for 15 years to each participating employee and, if deceased, to the employee’s designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more. A participant with vested benefits who is 55 years of age or older and no longer an employee of the Company may elect to be paid benefits beginning at age 55 or older, subject to a discount of such benefits according to the following schedule.

Age at Start of Payments	% of Benefit Payable	Age at Start of Payments	% of Benefit Payable
61	93.0%	57	69.7%
60	86.5%	56	64.8%
59	80.5%	55	60.3%
58	74.9%

In the event that at the time of a participant’s retirement, the participant’s salary level exceeds the qualified pension plan annual compensation limitation ($220,000 in 2006) or includes nonqualified deferred compensation, then the participant shall receive an additional benefit, called a “Pension Restoration Benefit,” which is measured by the difference between (i) the monthly benefit which would have been provided to the participant under the defined benefit retirement plan as if there were no annual compensation limitation and no exclusion on nonqualified deferred compensation, and (ii) the monthly benefit to be provided to the participant under the defined benefit retirement plan.

Participants in the Pension Equalization Plan are designated by our Board of Directors upon recommendation of the Chief Executive Officer. Each of the named executive officers is a participant in the Pension Equalization Plan except for Mr. Evans. The Pension Equalization Plan has been frozen to new participants since 2002. The Board approved a new plan named the 2007 Pension Equalization Plan in

February 2007 and named Mr. Evans a participant in the 2007 Plan. All of our other named executive officers remain participants in the original Pension Equalization Plan by contract. For more information on the 2007 Pension Equalization Plan see the discussion in the Compensation Discussion and Analysis under the heading “Retirement and Other Benefits.”

NONQUALIFIED DEFERRED COMPENSATION FOR 2006

We have a Nonqualified Deferred Compensation Plan for a select group of management or highly compensated employees. The aggregate plan earnings for 2006 and the aggregate balance as of December 31, 2006 for our named executive officers are shown in the following table. Our named executive officers made no contributions and received no withdrawals or distribution from the plan in 2006. In addition, the Company made no contributions to the plan in 2006.

Name	Aggregate Earnings in Last Fiscal Year(1) ($)	Aggregate Balance at Last Fiscal Year End(2) ($)
David R. Emery	—	—
Mark T. Thies	$18,412	$476,744
Thomas M. Ohlmacher	$33,724	$899,757
Linden R. Evans	—	—
Steven J. Helmers	—	—

(1)          Includes $2,483 and $4,595 for dividend equivalents earned on unvested restricted stock for Mr. Thies and Mr. Ohlmacher, respectively, that is included in the Summary Compensation Table for 2006 in the “All Other Compensation” column. The remaining amounts are not included in the Summary Compensation Table for 2006 because they are not above market or preferential earnings.

(2)          Includes $42,222 and $78,534 of value for unvested restricted stock units for Mr. Thies and Mr. Ohlmacher, respectively. These amounts are included in the “Market Value of Shares or Units of Stock That Have Not Vested” column of the Outstanding Equity Awards at Fiscal Year-End 2006 table

Eligibility to participate in the plan is determined by the Compensation Committee and currently consists of only corporate officers. Eligible employees may elect to defer up to 50 percent of their base salary, up to 100 percent of their Short-Term Annual Incentive Plan award, including Company stock, and elect to defer restricted stock grants in the form of restricted stock units. The deferrals are deposited into a trust account where the participants may direct the investment of the deferrals (except for Company stock and restricted stock unit deferrals) as allowed by the plan. The investment options are the same as those offered to all employees in the 401(k) Plan except for a fixed rate option which was set at 5.7 percent in 2006. Investment earnings are credited to the participants’ accounts. Upon retirement, the Company will distribute the account balance to the participant according to the distribution election filed with the Compensation Committee. The participants may elect either a lump sum payment to be paid within 30 days of retirement, or annual or monthly installments over a period of years designated by the participant, but not to exceed 15 years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which our named executive officers would be entitled upon termination of employment. Except for certain terminations following a change in control of the Company, as described below; pro-rata payout of incentive compensation and the acceleration of vesting of equity awards upon retirement, death or disability; and certain pension and nonqualified deferred compensation arrangements described under “Pension Benefits for 2006” and “Nonqualified Deferred Compensation for 2006” above, there are no agreements, arrangements or plans that entitle the named executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment. Any agreement to provide such other payments or benefits to a terminating executive officer would be in the discretion of the Compensation Committee. The amounts shown below assume that such termination was effective as of December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to our named executive officers upon their termination. The table does not include distributions of vested benefits such as those described under “Pension Benefits for 2006,” “Nonqualified Deferred Compensation for 2006” and vested stock options listed in the “Outstanding Equity Awards at Fiscal Year-End 2006” table. The actual amounts to be paid out can only be determined at the time of such named executive officer’s separation from the Company.

	Cash Severance Payment	Pro-rata Bonus Payment (2)	Incremental Pension Benefit (present value) (3)	Continuation of Medical/ Welfare Benefits (present value)(4)	Acceleration of Equity Awards (5)	Outplacement	Excise Tax and Gross-up (6)	Total Termination Benefits
David R. Emery
• Retirement, death, or disability	—	$551,250	—	—	$884,875	—	—	$1,436,125
• Involuntary termination	—	—	—	—	—	—	—	—
• Change in Control (“CIC”)	—	$367,500	—	—	$801,807	—	—	$1,169,307
• Involuntary or good reason termination after CIC(1)	$1,108,575	$367,500	$704,400	$361,100	$801,807	$20,000	$1,119,803	$4,483,185
Mark T. Thies
• Retirement, death or disability	—	$168,180	—	—	$394,260	—	—	$562,440
• Involuntary termination	—	—	—	—	—	—	—	—
• CIC	—	$112,120	—	—	$361,459	—	—	$473,579
• Involuntary or good reason termination after CIC(1)	$575,720	$112,120	$26,300	$309,600	$361,459	$20,000	—	$1,405,199
Thomas M. Ohlmacher
• Retirement, death or disability	—	$255,450	—	—	$715,633	—	—	$971,083
• Involuntary termination	—	—	—	—	—	—	—	—
• CIC	—	$170,300	—	—	$656,363	—	—	$826,663
• Involuntary or good reason termination after CIC(1)(7)	$1,037,938	$170,300	$102,500	$98,800	$656,363	$20,000	—	$2,085,901
Linden R. Evans
• Retirement, death or disability	—	$181,050	—	—	$379,139	—	—	$560,189
• Involuntary termination	—	—	—	—	—	—	—	—
• CIC	—	$120,700	—	—	$341,717	—	—	$462,417
• Involuntary or good reason termination after CIC(1)	$318,805	$120,700	$23,800	$286,000	$341,717	$20,000	$344,332	$1,455,354
Steven J. Helmers
• Retirement, death or disability	—	$132,353	—	—	$293,797	—	—	$426,150
• Involuntary termination	—	—	—	—	—	—	—	—
• CIC	—	$88,235	—	—	$268,688	—	—	$356,923
• Involuntary or good reason termination after CIC(1)	$529,636	$88,235	$190,500	$218,600	$268,688	$20,000	$395,602	$1,711,261

(1)                 The amounts reflected for involuntary or good reason termination after a change in control include the benefits a named executive officer would receive in the event of a change in control as a sole event without the involuntary or good reason termination.

(2)                 In the event of retirement, death or disability, the pro-rata bonus payment represents the amount of the incentive payment earned under the Short-Term Annual Incentive Plan. The payment was earned in 2006 at 150 percent of target but not paid out until February 2007. This amount is also included in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table for 2006.

In the event of a change in control or an involuntary or good reason termination after a change in control, the pro-rata bonus payment represents the amount of the incentive payment under the Short-Term Annual Incentive Plan based upon a payout at target.

(3)                 Assumes that in the event of a change in control, Mr. Emery will receive an additional three years of credited and vesting service and the other named executive officers will receive an additional two years of credited and vesting service towards the benefit accrual under the Defined Benefit Pension Plan, Pension Restoration Benefit and

Pension Equalization Plan. Assumes that each named executive officer’s pension compensation for the additional years of credited service is equal to the highest rate of salary earned in the one year period prior to the change in control.

(4)                 Welfare benefits include medical coverage, dental coverage, life insurance, short-term disability coverage and long-term disability coverage. The calculation assumes the named executive officer does not take employment with another employer following termination, that the named executive officer elects continued welfare benefits until retirement and retiree medical benefits thereafter. Retirement is assumed to occur at age 65 for all the named executive officers except Mr. Ohlmacher for which we have assumed retirement will occur at age 62 because he is already retiree eligible (see Note 7 to this table).

(5)                 In the event of retirement, death or disability, the acceleration of equity awards represents the acceleration of unvested restricted stock, the payout of the earned performance shares for the March 1, 2004 to December 31, 2006 performance period that was paid in February 2007, and the pro-rata share of the performance shares calculated at target levels for the January 1, 2005 to December 31, 2007 and January 1, 2006 to December 31, 2008 performance periods.

In the event of a change in control or an involuntary or good reason termination after a change in control, the acceleration of equity awards represents the acceleration of unvested restricted stock, the payout of the earned performance shares for the March 1, 2004 to December 31, 2006 performance period that were paid in February 2007, and the pro-rata share of the performance shares calculated as if the performance period ended on December 31, 2006 for the January 1, 2005 to December 31, 2007 and January 1, 2006 to December 31, 2008 performance periods.

(6)                 The calculation of the excise tax and gross-up amount is based on a 280G excise tax rate of 20 percent, a 35 percent federal income tax rate, a 1.45 percent medicare tax rate and a 4.63 percent Colorado state income tax rate that applies to Mr. Ohlmacher only.

(7)                 Because Mr. Ohlmacher is age 55, he is already retiree eligible. Therefore, in the event of a change in control he can begin receiving pension benefits on an undiscounted basis at age 62. The calculations assume he will continue to receive active welfare benefits until age 62 and that he will begin receiving pension benefits at that time. The other named executive officers are not retiree eligible, therefore the calculations assume they will continue to receive active welfare benefits until age 65 and that they will begin receiving pension benefits at that time.

Payments Made Upon Termination.   Regardless of the manner in which a named executive officer’s employment terminates, he may be entitled to receive amounts earned during his term of employment. These include:

•       accrued salary and unused vacation pay;

•       amounts vested under the Defined Benefit Retirement Plan, Pension Equalization Plan and the Pension Restoration Benefit;

•       amounts vested under the Nonqualified Deferred Compensation Plan; and

•       amounts vested under the 401(k) Retirement Savings Plan.

Payments Made Upon Retirement, Death or Disability.   In the event of retirement, death or disability of a named executive officer, in addition to the items identified above, he will also receive the benefit of the following:

•       accelerated vesting of unvested stock options;

•       accelerated vesting of restricted stock and restricted stock units;

•       a pro-rata share of the performance shares for each outstanding performance period upon completion of the performance period; and

•       a pro-rata share of the Short-Term Annual Incentive Plan upon completion of the annual incentive period.

Payments Made Upon a Change in Control.   Our named executive officers have change in control agreements that terminate June 1, 2008. The renewal of the change in control agreements is at the discretion of the Compensation Committee and the Board of Directors. The change in control agreements provide for certain payments and other benefits to be payable upon a change in control and a subsequent termination of employment, either involuntary or for a good reason.

A change in control is defined in the agreements as:

•       an acquisition of 30 percent or more of our common stock, except for certain defined acquisitions, such as acquisition by employee benefit plans, us, any of our subsidiaries, or acquisition by an underwriter holding the securities in connection with a public offering thereof; or

•       members of our incumbent Board of Directors at the time the agreements were executed cease to constitute at least two-thirds of the members of the Board of Directors, with the incumbent Board of Directors being defined as those individuals consisting of the Board of Directors on the date the agreement was executed and any other directors elected subsequently whose election was approved by the incumbent Board of Directors; or

•       approval by our shareholders of:

•        a merger, consolidation, or reorganization;

•        liquidation or dissolution; or

•        an agreement for sale or other disposition of 50 percent or more of our assets, with exceptions for transactions which do not involve an effective change in control of voting securities or Board of Directors membership, and transfers to subsidiaries or sale of subsidiaries; and

•       all regulatory approvals required to effect a change in control have been obtained and the transaction constituting the change in control has been consummated.

In the change in control agreements, a good reason for termination which would trigger payment of benefits is defined to include:

•       a material reduction of the executive’s authority, duties or responsibilities;

•       a reduction in the executive’s annual compensation or any failure to pay the executive any compensation or benefits to which he or she is entitled within seven days of the date due;

•       any material breach by us of any provisions of the change in control agreement;

•       requiring the executive to be based outside a 50-mile radius from his or her usual and normal place of work; or

•       our failure to obtain an agreement, satisfactory to the executive, from any successor company to assume and agree to perform the change in control agreement.

Upon a change in control, the CEO will have an employment contract for a three-year period and the non-CEO executive will have an employment contract for a two-year period, but not beyond age 65 (“employment term”). During this employment term, the executive shall receive annual compensation at least equal to the highest rate in effect at any time during the one-year period preceding the change in control and shall also receive employment welfare benefits, pension benefits, and supplemental retirement benefits on a basis no less favorable than those received prior to the change in control. Annual compensation is defined to include amounts which are includable in the gross income of the executive for federal income tax purposes, including base salary, targeted annual incentive bonus, targeted long-term incentive grants and awards; and matching contributions or other benefits payable under the 401(k) Retirement Savings Plan; but exclude restricted stock awards, performance units or stock options that become vested or exercisable pursuant to a change in control.

If a named executive officer’s employment is terminated prior to the end of the employment term by the Company for cause or disability, by reason of the named executive officer’s death, or by the named executive officer without good reason, the named executive officer will receive all amounts of compensation earned or accrued through the termination date. If the named executive officer’s employment is terminated because of death or disability, the named executive officer or his beneficiaries will also receive a pro rata bonus equal to 100 percent of the target bonus for the portion of the year served.

If the CEOs employment is terminated during the employment term (other than by reason of death) (i) by the Company other than for cause or disability, (ii) by the CEO for a good reason, or (iii) by the CEO for any reason during a 30-day window period immediately following the first anniversary of a change in control; then the CEO is entitled to the following benefits:

•       all accrued compensation and a pro rata bonus (the same as the CEO or the CEO’s beneficiaries would receive in the event of death or disability discussed above);

•       severance pay equal to 2.99 times the CEO’s five-year average severance compensation defined as the CEO’s base salary and annual incentive payment plus any discretionary bonuses paid in cash or vested stock on a calendar-year basis; provided that if the CEO has attained the age of 62 on the termination date, the severance payment shall be adjusted for the ratio of the number of days remaining to the CEO’s 65th birthday to 1,095 days;

•       continuation of employee welfare benefits for three years following the termination date unless the CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the CEO or the CEO’s eligible dependents;

•       following the three year period, the CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the CEO’s election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

•       coverage under the successor entity’s retiree health insurance coverage if the CEO elected the continuation of employee welfare plan coverage through the date of his retirement; and

•       three years of additional credited service under the Pension Equalization Plan and defined benefit retirement plan.

If the non-CEO executive’s employment is terminated during the employment term (other than by death) (i) by the Company other than for cause or disability, or (ii) by the non-CEO for a good reason; then the non-CEO is entitled to the following benefits:

•       all accrued compensation and a pro rata bonus (the same as the non-CEO or the non-CEO’s beneficiaries would receive in the event of death or disability discussed above);

•       severance pay equal to two times the non-CEO’s five-year average severance compensation defined as the non-CEO’s base salary and annual incentive payment plus any discretionary bonuses paid in cash or vested stock on a calendar-year basis; provided that if the non-CEO has attained the age of 63 on the termination date, the severance payment shall be adjusted for the ratio of the number of days remaining to the non-CEO’s 65th birthday to 730 days;

•       continuation of employee welfare benefits for two years following the termination date unless the non-CEO becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the non-CEO or the non-CEO’s eligible dependents;

•       following the two year period, the non-CEO may elect to receive coverage under the employee welfare plans of the successor entity at his then-current level of benefits (or reduced coverage at the non-CEO’s election) by paying the premiums charged to regular full-time employees for such coverage, and is eligible to continue receiving such coverage through the date of his retirement;

•       coverage under the successor entity’s retiree health insurance coverage if the non-CEO elected the continuation of employee welfare plan coverage through the date of his retirement; and

•       two years of additional credited service under the Pension Equalization Plan and defined benefit retirement plan.

The change in control agreements contain an additional benefit to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986. The executive must sign a waiver and release agreement in order to receive the severance payment.

DIRECTOR COMPENSATION

Director Fees

In 2006, our non-employee director compensation was as follows:

•       an annual cash retainer of $28,000, paid on a monthly basis;

•       common stock equivalents equal to $28,000 per year, paid on a quarterly basis;

•       dividend equivalents on the common stock equivalents equal to the same dividend rate our shareholders receive; and

•       a meeting fee of $1,250 for each board and committee meeting attended, provided such committee meetings are substantive in nature and content.

In addition, our Presiding Director and Committee Chairpersons received the following additional compensation:

•       Presiding Director—an annual fee of $10,333 (increased from $8,000 to $12,000 a year effective June 1, 2006);

•       Audit Committee Chairperson—an annual fee of $7,500 (increased from $4,000 to $10,000 a year effective June 1, 2006); and

•       Compensation and Governance Committee Chairpersons annual fees of $4,000.

Effective January 1, 2007, our non-employee director compensation was increased to the following:

•       an annual cash retainer of $36,000, paid on a monthly basis;

•       common stock equivalents equal to $36,000 per year, paid on a quarterly basis;

•       dividend equivalents on the common stock equivalents equal to the same dividend rate our shareholders receive; and

•       a meeting fee of $1,250 for each board and committee meeting attended, provided such committee meetings are substantive in nature and content.

In addition, our Presiding Director and Committee Chairpersons will receive the following additional compensation:

•       Presiding Director—an annual fee of $12,000;

•       Audit Committee Chairperson—an annual fee of $10,000; and

•       Compensation and Governance Committee Chairpersons—annual fees of $6,000.

Director Stock Ownership Guidelines

Members of our Board of Directors are required to beneficially own 100 shares of common stock when they are initially elected a director and to apply at least 50 percent of his or her annual cash retainer toward the purchase of additional shares until the director has accumulated at least 2,000 shares of common stock. All of our directors serving at the end of 2006 had met their stock ownership guidelines.

Director Total Compensation for 2006 and Common Stock Equivalents Outstanding as of December 31, 2006(1)

Name(2)	Fees Earned or Paid in Cash	Stock Awards(3)	Total	Number of Common Stock Equivalents Outstanding at December 31, 2006(4)
David C. Ebertz	$54,250	$28,000	$82,250	4,098
Jack W. Eugster	$53,000	$28,000	$81,000	1,732
John R. Howard	$66,250	$28,000	$94,250	9,728
Kay S. Jorgensen	$61,750	$28,000	$89,750	5,822
Richard Korpan	$52,000	$28,000	$80,000	2,278
Stephen D. Newlin	$53,000	$28,000	$81,000	1,914
William G. VanDyke(5)	$20,416	$11,667	$32,083	—
John B. Vering	$58,000	$28,000	$86,000	1,204
Thomas J. Zeller	$66,500	$28,000	$94,500	4,438

(1)          Our directors did not receive any option awards, non-equity incentive plan compensation, pension benefits or perquisites in 2006.

(2)          Mr. Emery, our CEO, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a Director. Mr. Emery’s compensation received as an employee is shown in the Summary Compensation Table for 2006 for our named executive officers.

(3)          Each non-employee director received a quarterly award of common stock equivalents with a grant date fair value of $7,000 a quarter or $28,000 a year.

(4)          The common stock equivalents are fully vested in that they are not subject to forfeiture; however, the shares are not issued until after the director ends his or her service on the Board. The common stock equivalents are payable in stock or cash or can be deferred further at the election of the director.

(5)          Mr. VanDyke resigned as a member of our Board of Directors effective June 8, 2006, consequently his fees earned and stock award fair value reflects a partial year of service.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following tables set forth the beneficial ownership of our common stock as of March 15, 2007 for each director and nominee for director, each executive officer named in the Summary Compensation Table for 2006, all of our directors and executive officers as a group, and each person or entity known by us to beneficially own more than five percent of our outstanding shares of common stock. Beneficial ownership includes shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days of March 15, 2007.

Except as otherwise indicated by footnote below, we believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by that individual or entity.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Options Exercisable Within 60 Days	Directors Common Stock Equivalents(2)	Total	Percentage(3)
Directors and Named Executive Officers
David C. Ebertz	5,566		4,370	9,936	*
David R. Emery(4)	51,771	73,882		125,653	*
Jack W. Eugster	7,000		1,982	8,982	*
Linden R. Evans	15,571	10,000		25,571	*
Steven J. Helmers(5)	19,061	41,518		60,579	*
John R. Howard	16,864		10,053	26,917	*
Kay S. Jorgensen	6,757		6,110	12,867	*
Richard Korpan	2,000		2,534	4,534	*
Stephen D. Newlin	2,523		2,166	4,689	*
Thomas M. Ohlmacher	42,249	11,690		53,939	*
Gary L. Pechota(6)	—			—	*
Warren L. Robinson	2,000			2,000	*
Mark T. Thies(7)	37,778	58,047		95,825	*
John B. Vering(8)	2,629		1,449	4,078	*
Thomas J. Zeller(9)	3,995		4,713	8,708	*
All directors and executive officers as a group (21 persons)	302,388	361,329	33,377	697,094	1.9%

*                    Represents less than one percent of the common stock outstanding.

(1)          Includes restricted stock held by the following executive officers for which they have voting power but not investment power and stock underlying restricted stock units the executive officers have the right to acquire within 60 days as to which they have no current voting or investment power: Mr. Emery—17,956 shares; Mr. Evans—7,050 shares; Mr. Helmers—5,484 shares; Mr. Ohlmacher—10,804 shares and 21,291 restricted stock units; Mr. Thies—6,119 shares and 12,339 restricted stock units; and all directors and executive officers as a group—62,376 shares and 40,491 restricted stock units.

(2)          Represents common stock allocated to the directors’ accounts in the directors’ stock based compensation plan, of which there are no voting rights.

(3)          Shares of common stock which were not outstanding but could be acquired by a person upon exercise of an option within sixty days of March 15, 2007, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(4)          Includes 32,463 shares owned jointly with Mr. Emery’s spouse as to which he shares voting and investment authority and 4,500 shares that are pledged as security on a personal bank loan.

(5)          Includes 2,395 shares owned jointly with Mr. Helmers’ spouse as to which he shares voting and investment authority.

(6)          Mr. Pechota is currently not a director and is standing for election by our shareholders for the first time in connection with this annual meeting.

(7)          Includes 6,629 shares owned jointly with Mr. Thies’ spouse as to which he shares voting and investment authority.

(8)          Includes 2,000 shares owned jointly with Mr. Vering’s spouse as to which he shares voting and investment authority.

(9)          Includes 225 shares owned jointly with Mr. Zeller’s spouse as to which he shares voting and investment authority.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage
Five Percent Shareholders
Barclays Global Investors, NA and Barclays Global Fund Advisors, et. al.(1) 45 Freemont Street San Francisco, CA 94105	3,376,259	9.0%
Lord, Abbett & Co. LLC(2) 90 Hudson Street Jersey City, NJ 07302	3,278,854	8.7%
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, MD 21202	2,579,940	6.9%

(1)          Information is as of December 31, 2006, and is based on a Schedule 13G filed on January 23, 2007.

(2)          Information is as of December 31, 2006 and is based on a Schedule 13G filed on February 14, 2007.

(3)          Includes 2,297,940 shares as of December 31, 2006 based on a Schedule 13G filed on February 13, 2007 and 282,000 shares purchased pursuant to a Securities Purchase Agreement dated February 14, 2007.

Proposal 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, independent registered public accountants, conducted the audit of Black Hills Corporation and its subsidiaries for 2006. Representatives of Deloitte & Touche LLP will be present at our annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Our Audit Committee, subject to ratification by our shareholders, has appointed Deloitte & Touche LLP to perform an audit of our consolidated financial statements and those of our subsidiaries for the year 2007 and to render their reports. If shareholder approval for the appointment of Deloitte & Touche LLP is not obtained, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accountants for the year 2007

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees for services provided to us for the fiscal years ended December 31, 2006 and 2005 by our independent registered public accounting firm, Deloitte & Touche LLP.

	2006	2005(1)
Audit Fees	$2,021,774	$2,174,846
Audit-Related Fees	324,610	101,745
Tax Fees	817,963	587,229
All Other Fees	—	38,696
Total Fees	$3,164,347	$2,902,516

(1)          The 2005 amounts were adjusted from amounts shown in the 2006 proxy statement to reflect actual costs.

Audit Fees.   Fees for professional services rendered for the audits of our consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, opinions on management’s assessment of and our effectiveness of internal control over financial reporting, and services that generally only the independent auditor can reasonably provide, such as comfort letters, statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees.   Fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”  These services include internal control reviews; attest services that are not required by statute or regulation; employee benefit plan audits; due diligence, consultations and audits related to mergers and acquisitions; and consultations concerning financial accounting and reporting standards.

Tax Fees.   Fees for services related to tax compliance, and tax planning and advice including tax assistance with tax audits. These services include assistance regarding federal, state and Canadian tax compliance and advice, review of tax returns, and federal, state and Canadian tax planning.

All Other Fees.   Fees for products and services other than the services reported above, including tax preparation software.

The services performed by Deloitte & Touche LLP were pre-approved in accordance with the Audit Committee’s pre-approval policy whereby the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Further approval by the Audit Committee is also required if any previously approved service exceeds estimated or budgeted amounts by 25 percent, or if the sum of all pre-approval services exceeds budgeted amounts by 10 percent in the aggregate.

AUDIT COMMITTEE REPORT

In connection with the financial statements for the fiscal year ended December 31, 2006, the Audit Committee has:

(1)         reviewed and discussed the audited financial statements with management;

(2)         discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed by the statement on Auditing Standard No. 61, as amended, “Communications with Audit Committees;” and

(3)         received the written disclosures and letter from the Auditors concerning the matters required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the Auditors any relationships that may impact their objectivity and independence and satisfied itself as to their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Thomas J. Zeller, Chairperson
John R. Howard
Jack W. Eugster
John B. Vering

TRANSACTION OF OTHER BUSINESS

Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Shareholder proposals intended to be presented at our 2008 annual meeting of shareholders and considered for inclusion in our proxy materials must be received by our Corporate Secretary in writing at our executive offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to December 12, 2007. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

If a shareholder, who intends to present a proposal at our 2008 annual meeting of shareholders and has not sought inclusion of the proposal in our proxy materials pursuant to Rule 14a-8, fails to provide us with notice of such proposal by February 25, 2008, then the persons named in the proxies solicited by our Board of Directors for our 2008 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

SHARED ADDRESS SHAREHOLDERS

In accordance with a notice sent to eligible shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we receive instructions to the contrary from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact Shareholder Relations at the below address. Eligible shareholders of record receiving multiple copies of our annual report and proxy statement can request householding by contacting us in the same manner. Shareholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to our shareholders at a shared address to which a single copy of the document was delivered.

Shareholder Relations
Black Hills Corporation
P.O. Box 1400
Rapid City, SD 57709
(605) 721-1700

Please vote your shares by telephone, by the Internet or by promptly returning the accompanying form of proxy, whether or not you expect to be present at the meeting.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2006, which is required to be filed with the Securities and Exchange Commission, will be made available to shareholders to whom this Proxy Statement is mailed, without charge, upon written or oral request to Shareholder Relations, Black Hills Corporation, P.O. Box 1400, Rapid City, SD 57709, Telephone Number: (605) 721-1700. Our Annual Report on Form 10-K also may be accessed through our website at www.blackhillscorp.com.

By Order of the Board of Directors,

ROXANN R. BASHAM
Vice President—Governance and Corporate Secretary
Dated: April 10, 2007

BLACK HILLS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 22, 2007

9:30 a.m., Local Time

The Journey Museum

222 New York Street

Rapid City, SD  57701

Black Hills Corporation
P.O. Box 1400, Rapid City, SD 57709	PROXY

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2007.

The undersigned hereby appoints David R. Emery, Mark T. Thies and Steven J. Helmers, and each of them, with full power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders to be held at 9:30 a.m., local time, May 22, 2007, at The Journey Museum, 222 New York Street, Rapid City, SD  57701, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith.

Your vote is important!  Ensure that your shares are represented at the meeting.  Either (1) submit your proxy by touchtone telephone, (2) submit your proxy by Internet, or (3) mark, date, sign, and return this proxy in the envelope provided.  If no directions are given, the proxies will vote in accordance with the Board of Directors recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-560-1965—QUICK***EASY***IMMEDIATE

•                  Use any touchtone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Monday, May 21, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.  Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/bkh/—QUICK***EASY***IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Monday, May 21, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.  Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Black Hills Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN  55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of Directors:	01	Jack W. Eugster		Vote FOR	Vote WITHHELD
		02	Gary L. Pechota		all nominees	from all nominees
		03	Thomas J. Zeller		(except as marked)

(Instructions: To cumulate votes for any indicated nominee, write the number of the nominee and the number of shares for such nominee in the box provided to the right.)

				For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP to serve as Black Hills Corporation’s independent registered public accounting firm for 2007.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address change? Mark Box
Indicate changes below:				Date

Signature(s) Box

Please sign exactly as your name(s) appear on Proxy.  If held in joint tenancy, all persons must sign.  Trustees, administrators, etc., should include title and authority.  Corporations should provide full name of corporation and title of authorized officer signing the proxy.